                                                                     EXHIBIT 11


                           WYNN'S INTERNATIONAL, INC.

              COMPUTATION OF NET INCOME PER COMMON SHARE - PRIMARY


                                                                 Year ended December 31
                                                    ----------------------------------------------
                                                       1995               1994             1993
                                                    -----------       -----------       ----------
    Net income..............................        $15,443,000       $11,821,000       $8,981,000
                                                    -----------       -----------       ----------
    Weighted average number of shares
     outstanding............................          8,915,443         8,329,698        8,158,470
    Net shares assumed issued using the
     treasury stock method for stock options
     outstanding during each period based
     on average market price................            271,595           211,575          162,576
                                                    -----------       -----------       ----------
    Common and common equivalent
     shares.................................          9,187,038         8,541,273        8,321,046
                                                    -----------       -----------       ----------
    Net income per common share.............              $1.68             $1.38            $1.08
                                                    -----------       -----------       ----------




                       COMPUTATION OF NET INCOME PER COMMON SHARE -
                                 ASSUMING FULL DILUTION


                                                                 Year ended December 31
                                                    ----------------------------------------------
                                                       1995              1994              1993
                                                    -----------      ------------       ----------
    Net income..............................        $15,443,000       $11,821,000       $8,981,000
    Net interest expense from convertible
     bonds..................................             59,000           367,000          406,000
                                                    -----------       -----------       ----------
    Net earnings for purposes of dilution...        $15,502,000       $12,188,000       $9,387,000
                                                    -----------       -----------       ----------
    Weighted average number of shares
     outstanding............................          8,915,443         8,329,698        8,158,470
    Net shares assumed issued using the
     treasury stock method for stock options
     outstanding during each period based
     on average or ending market price,
     whichever is higher....................            348,992           221,330          179,643
    Dilutive effect of assumed
     conversion of bonds outstanding.......             104,758           642,114          710,040
                                                    -----------      ------------       ----------
    Fully diluted shares....................          9,369,193         9,193,142        9,048,153
                                                    -----------      ------------       ----------
    Net income per common share.............              $1.65             $1.33            $1.04
                                                    -----------      ------------       ----------


Note: The above calculations reflect for all periods the three-for-two stock splits to stockholders of record in August 1993 and December 1995.